NEWS RELEASE		Exhibit 99.1

Contact:	Jack Eversull
The Eversull Group
972-571-1624
214-469-2361 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports Annual Results for FY2010
- 74% Improvement in Profitability - 88% Improvement in Cash Flow from Operations -

San Antonio, Texas – October 12, 2010 – ATSI Communications, Inc. (OTCBB: ATSX) (OTCQB:ATSX) today announced financial results for the fiscal year ended July 31, 2010.  ATSI reported revenues of $20.9 million and gross profit of $1.6 million for the year ended July 31, 2010.  Compared to the Company’s previous fiscal year, gross profit increased by 15% and SG&A was reduced by 35% resulting in an 88% improvement in cash flow from operations and 74% improvement in net loss to common stockholders.  Adjusted for non-cash items, non-GAAP net loss for fiscal year ended July 31, 2010 was $88,000 vs. $764,000 for fiscal year ended July 31, 2009.

In addition to returning to positive cash flow from operations during the second half of its fiscal year, the Company successfully marketed and deployed its enhanced VoIP applications that included providing its hosted solution to the Fortune 500 enterprise market.  The Company’s hosted VoIP service includes IP/PBX services, IP trunking, prepaid calling, call center applications, conferencing, messaging and other innovative IP telephony applications that are complimentary to its core VoIP transport service.  Market demand for the hosted VoIP applications provided by ATSI is driven by the migration from traditional telephone service to VoIP phone systems.  The recent growth in VoIP services is primarily due to:

•	Demand for a lower cost alternative to traditional telephone service;

•	Improved quality and reliability of VoIP calls due to technological advances, increased network development and greater bandwidth capacity; and

•	New product innovations that can be provided by VoIP services providers, but not currently offered by traditional telephone companies.

Arthur L. Smith, CEO of ATSI, stated, “Our 2010 fiscal year was transitional for ATSI.  Our team executed on our diversification strategy, while meeting our financial and operational goals for our core international VoIP transport service.  We are very encouraged by the market acceptance of our new cloud based VoIP applications and anticipate continued financial improvement as we sell more high-margin services.  We expect our growth trend to continue in fiscal year 2011, while our management team continues to emphasize improvements in gross margin and cash flow from operations.  Going forward, we will be placing a lot of emphasis on increasing our market share of the cloud based VoIP application space, as well as growing and refining our global VoIP transport offerings.”

Excluding non-cash items, net loss to common stockholders for the year ended July 31, 2010 was $395,000 vs. a net loss to common stockholders of $1.5 million for the previous year ended July 31, 2009. For FY2010 the Company incurred $307,000 in non-cash expenses that included non-cash stock-based compensation, depreciation and amortization, interest expense, and losses attributable to non-controlling interest.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc., through its wholly owned subsidiary, Digerati Networks, Inc., has emerged as a premier provider of global VoIP services serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America. Over the course of a decade, Digerati has established over 200 global partnerships with foreign carriers and emerging operators in more than 50 countries. In Mexico, the Company's minority-owned subsidiary operates under a 30-year government issued telecommunications license. In addition to global VoIP transport, Digerati provides enhanced VoIP applications including a fully hosted IP/PBX service, SIP trunking, and customized VoIP solutions for specialized applications. The Company's customer base includes traditional telecommunication carriers, mobile operators, VoIP service providers, calling card companies, Internet service providers, and data service integrators.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

	Years ended July 31,
	2010	2009
OPERATING REVENUES:
VoIP services	$20,939	$19,891

Total operating revenues	20,939	19,891

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	19,379	18,533
Selling, general and administrative expense (exclusive of legal and professional fees)	1,398	2,157
Legal and professional fees	272	353
Bad debt expense	-	2
Depreciation and amortization expense	165	152
Total operating expenses	21,214	21,197

OPERATING INCOME (LOSS)	(275)	(1,306)

OTHER INCOME (EXPENSE):
Gain on early extinguishment of debt	-	108
Interest expense	(144)	(196)
Total other expense	(144)	(88)

NET LOSS	(419)	(1,394)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	24	(114)

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.	$(395)	$(1,508)

LOSS PER SHARE - BASIC AND DILUTED	$(0.01)	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	45,504,120	40,043,303

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC., as reported	$(395)	$(1,508)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation, employees	22	388
Bad debt expense	-	2
Depreciation and amortization	165	152
Interest expense	144	196
MINUS:
Gain on early extinguishment of debt	-	108
Net loss attributable to noncontrolling interest	24	(114)

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.
EXCLUDING NON-CASH ITEMS:	$(88)	$(764)